News Release 2Q & 1H2020

Corteva Reports Second Quarter and First Half 2020 Results and Provides Update on 2020 Guidance

Company Delivers First Half Sales and Earnings Increases over Prior Year

WILMINGTON, Del., August 5, 2020 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the second quarter and first half ended June 30, 2020.

2Q 2020 Results Overview

	Net Sales	EPS	Income from Cont. Ops. (After Tax)
GAAP	$5.2 B	$1.01	$766 M
vs. 2Q 2019	(7)%	+60%	+59%
	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$5.4 B	$1.26	$1.2 B
vs. 2Q 2019	(3)%	(11)%	(15)%

1H 2020 Results Overview

	Net Sales	EPS	Income from Cont. Ops. (After Tax)
GAAP	$9.1 B	$1.37	$1.0 B
vs. 1H 2019[2]	+2%	+78%	+76%
	Organic Sales[1]	Operating EPS[1]	Operating EBITDA[1]
NON-GAAP	$9.4 B	$1.85	$2.0 B
vs. 1H 2019[2]	+5%	+6%	+3%

First Half 2020 Highlights

- Reported net sales for first half 2020 were $9.1 billion, up 2% versus prior year, driven by volume and price improvement. Organic sales[1] grew 5%, with growth in each region.
- Seed sales rose 6% on a reported basis and 8% on an organic[1] basis, with volume and price growth in every region – particularly in corn and soybean in North America.
- Crop Protection sales declined 4% on a reported basis – and were up 1% on an organic[1] basis, as sales gains in EMEA[3] and Asia Pacific were muted by declines in Latin America and North America[3].
- GAAP income and earnings per share (EPS) from continuing operations were $1.0 billion and $1.37 per share, respectively.
- Operating EBITDA[1] was $2.0 billion, up 3% versus prior year as price and volume gains in Seed, coupled with execution on synergies and productivity, more than offset currency headwinds and unfavorable geographic mix in Crop Protection.
- Merger cost synergies and productivity were approximately $130 million for the first half 2020 and remain on track to be $230 million for the full year.

1. Organic sales, Operating EPS, Pro Forma Operating EPS, Operating EBITDA and Pro Forma Operating EBITDA are non-GAAP measures. See page 7 for further discussion. 2. First half 2019 GAAP information is on a pro forma basis and was determined in accordance with Article 11 of Regulation S-X. Non-GAAP measures for these periods are reconciled to the GAAP pro forma measure. 3. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 4. Enlist E3™ soybeans are jointly developed by Dow AgroSciences and MS Technologies™ 5. Represents coverage of total North America market, including branded, competitors and licensees.

1

News Release 2Q & 1H2020

"Our results in the first half of 2020 highlight the strength of our global execution engine and our operational resilience in the face of historic market volatility. In the first half, we experienced sharp swings in commodity prices and foreign currency rates due to COVID-19, renewed trade and regulatory uncertainty, and new regulatory challenges. Amidst these external pressures, we delivered sales and earnings growth. We demonstrated strong price execution in Seed, supply chain flexibility, and solid market demand for our balanced and differentiated new product portfolios in both segments. Our results were strengthened by diligent efforts to further drive down costs, mitigate currency headwinds, and preserve cash. Further, our balance sheet and liquidity position remain strong, supported by targeted actions taken in the quarter. I am especially proud of our teams around the world, executing with focus and integrity in a rapidly evolving landscape, to ensure continued support for our customers and communities."

"Looking ahead, we will increase value for stakeholders through continued progress on our strategic objectives – positioning ourselves well to continue growing our presence in key channels and markets. Our priorities in the second half of 2020 include accelerating productivity actions and supporting the launch of key innovations, such as our Enlist weed control system, that will enable our customers to drive their profitability."

– James C. Collins, Jr., Corteva Chief Executive Officer

Company Updates

Taking Focused Steps to Drive Productivity and Cost Competitiveness

The Company continues to deliver progress on its previously communicated productivity program, as well as synergies and the recently announced spending actions intended to deliver additional earnings improvements in 2020. These actions reflect targeted steps by Corteva to navigate near-term market volatility, while further strengthening its cash flow and financial resiliency.

Reinforcing Operational Discipline and Effectiveness

In the second quarter, against the backdrop of COVID-19, the Company navigated a historic 500-year flood in Midland, Michigan near one of its Crop Protection manufacturing facilities. Since this time, the local operations teams have worked safely and diligently to restore all operations. Leveraging the strength of its flexible and resilient supply chain, the Company was able to minimize business impact.

Strengthening Solid Liquidity Position

During the quarter, Corteva took a strategic step to further diversify its financing tools – strengthening its solid liquidity position. The Company launched a long-term debt offering in the form of bonds into the public markets, with $1 billion in notes that have been assigned ratings in line with the Company's long-term, issuer credit ratings of A-/A3/A (S&P/Moody's/Fitch).

Implementing Ongoing Portfolio Actions to Drive Competitive Advantages

Corteva continues to take actions to optimize its portfolio to enable the Company to capitalize on growth opportunities and drive margin expansion. During the second quarter, Corteva acquired the stake of its previously consolidated JV partner in PhytoGen Seed Company, giving Corteva 100% ownership and reflecting its growing presence in the cottonseed market.

Collaborating to Drive Technology Differentiation in Crop Protection

The Company announced a multi-year global agreement for the research, development and global commercialization of pheromone-based insect control solutions – and solutions to extend the life of plant-based insect control traits. This action reflects Corteva's continued commitment to growing its biologicals portfolio, while increasing technology differentiation and accelerating its competitive advantages across its Seed and Crop Protection business platforms.

Delivering Value for Customers in a Competitive Soybean Market

Despite a very competitive soybean market, Corteva continues to deliver solid progress on the accelerated ramp-up of Enlist E3™[4] soybeans in North America. For 2020, the Company expects Enlist E3 to achieve penetration on up to 20% of U.S. soybean acres[5] – in line with prior estimates. Corteva also expects E3 to represent 17% of its own soybean lineup for the year – an increase over earlier estimates. In addition to its Enlist E3 technology, Corteva continues to provide superior product solutions, while capturing price for value.

Executing Strategy to Enhance Market Presence in the Retail Channel

Corteva launched its global Brevant seed brand in the U.S. to be sold exclusively through retail, beginning in 2021. This action is expected to expand retail access to Corteva seed genetics, technology, and traits beyond its existing, comprehensive routes to market – providing greater choice and value for customers.

2

News Release 2Q &1H2020

Summary of First Half 2020

For the first half ended June 30, 2020, reported net sales increased 2% versus the same period last year, with an organic sales[1] increase of 5%.

Volumes increased 4% versus the prior-year period. Gains were driven by the recovery of planted area in North America, record corn sales in EMEA and growth in Asia Pacific.

Local price increased 1% versus the prior-year period. Higher prices in Latin America partially offset the impact of currency, which represented a headwind of 3%. New products drove price gains in EMEA and Asia Pacific.

GAAP income from continuing operations after income taxes was $1.0 billion in the first half of 2020. Operating EBITDA[1] for the first half of 2020 was $2.0 billion, an increase of 3% as compared to the same period last year on a pro forma basis. Price and volume gains in Seed and ongoing cost synergies and productivity efforts more than offset currency and unfavorable geographic mix in Crop Protection.

($ in millions, except where noted)	1H 2020	1H 2019	% Change	% Organic Change[1]
Net Sales	$9,147	$8,952	2%	5%
North America	$5,331	$5,177	3%	3%
EMEA	$2,110	$2,031	4%	8%
Latin America	$949	$1,018	(7)%	7%
Asia Pacific	$757	$726	4%	10%

Summary of Second Quarter 2020

For the second quarter ended June 30, 2020, reported net sales decreased 7% versus the same quarter last year, with an organic sales[1] decrease of 3%.

Volumes decreased 4% versus the prior-year period.

These declines were driven by earlier deliveries in North America, which shifted corn volumes into the first quarter 2020, coupled with a normalized start to the season in Latin America in Crop Protection.

Local price increased 1% versus the prior-year period, with higher prices in Latin America in response to currency. Currency and portfolio represented headwinds of 3% and 1%, respectively.

GAAP income from continuing operations after income taxes was $766 million in the second quarter 2020, an increase of 59%. Operating EBITDA[1] for the second quarter 2020 was $1.2 billion, a decrease of 15% as compared to the same period last year. The seasonal volume declines, higher SG&A costs, and the unfavorable impact of currency more than offset the positive impact of price increases and ongoing cost synergies and productivity efforts. A $17 million unrealized gain on financial hedge instruments reduced currency impacts in the quarter.

($ in millions, except where noted)	2Q 2020	2Q 2019	% Change	% Organic Change[1]
Net Sales	$5,191	$5,556	(7)%	(3)%
North America	$3,566	$3,785	(6)%	(5)%
EMEA	$643	$667	(4)%	3%
Latin America	$515	$653	(21)%	(7)%
Asia Pacific	$467	$451	4%	10%

3

CORTEVA agriscience
News Release 2Q &1H2020

Crop Protection Summary

Crop Protection net sales were approximately $3.2 billion for the first half of 2020 compared to approximately $3.3 billion in the first half of 2019. The decrease was due to a 4% decline in currency and a 1% impact from portfolio, partially offset by a 1% increase in local price.

Unfavorable currency impacts were primarily due to the Brazilian Real and the Euro. The increase in local price was primarily driven by increases in Latin America in response to currency. Volume gains led by new product launches, including Rinskor™ and Arylex™ herbicides, were offset by a normalized start to the season in Latin America, resulting in flat volumes.

Crop Protection operating EBITDA was $547 million for the first half of 2020, down from pro forma operating EBITDA of $670 million for the first half of 2019. The unfavorable impact of currency and geographic mix in Latin America, together with increased investment in R&D, more than offset cost synergies and ongoing productivity actions.

($ in millions, except where noted)	1H 2020	1H 2019	% Change	% Organic Change[1]
North America	$1,138	$1,165	(2)%	(1)%
EMEA	$965	$953	1%	6%
Latin America	$527	$653	(19)%	(6)%
Asia Pacific	$524	$515	2%	8%
Total 1H Crop Protection Net Sales	$3,154	$3,286	(4)%	1%

Crop Protection net sales were approximately $1.7 billion in the second quarter of 2020 compared to approximately $1.9 billion in the second quarter of 2019. The decrease was due to a 7% decline in volume, a 5% decline in currency, and a 1% impact from portfolio actions, partially offset by a 2% increase in local price.

The decrease in volume was primarily driven by the effect of an earlier start to the Latin America season in the year-ago period, which shifted Crop Protection sales from third quarter 2019 to second quarter 2019, as well as rework on Vessarya® fungicide due to formulation challenges. These impacts were coupled with increased competitive pressures in North America – particularly in herbicides. Unfavorable currency impacts were led by the Brazilian Real. The portfolio impact was driven by divestitures in North America, Asia Pacific and EMEA. The increase in local price was driven by increases in Latin America in response to currency.

Crop Protection operating EBITDA was $309 million in the second quarter of 2020, down from $450 million in the second quarter of 2019. Gains from cost synergies and ongoing productivity actions were more than offset by volume declines in Latin America and North America, the unfavorable impact of currency and increased investment in R&D.

($ in millions, except where noted)	2Q 2020	2Q 2019	% Change	% Organic Change[1]
North America	$663	$686	(3)%	(2)%
EMEA	$379	$393	(4)%	1%
Latin America	$309	$466	(34)%	(20)%
Asia Pacific	$302	$312	(3)%	3%
Total 2Q Crop Protection Net Sales	$1,653	$1,857	(11)%	(5)%

4

CORTEVA agriscience

News Release 2Q &1H2020

Seed Summary

Seed net sales were approximately $6.0 billion for the first half of 2020, up from approximately $5.7 billion in the prior year. The increase was due to a 6% increase in volume and a 2% increase in local price, partially offset by a 2% decline in currency.

The increase in volume was driven by the recovery of planted area in North America, higher Safrinha sales and earlier summer corn deliveries in Latin America, and market share gains in corn in EMEA. Local price gain was driven by favorable mix globally, changes in route to market in EMEA, price increases in Latin America, and holding price in North America.

Global corn price increased 2%, and North America soybean price increased 1% for the half. Unfavorable currency impacts were primarily driven by the Brazilian Real and the Euro.

Seed operating EBITDA was approximately $1.5 billion for the first half of 2020, up 13% from pro forma segment operating EBITDA of approximately $1.4 billion in the prior year. Volume gains, favorable mix, and ongoing cost synergies and productivity efforts were partially offset by higher commissions, the unfavorable impact of currency, higher royalties and higher input costs due to lower production yields.

($ in millions, except where noted)	1H 2020	1H 2019	% Change	% Organic Change[1]
North America	$4,193	$4,012	5%	5%
EMEA	$1,145	$1,078	6%	11%
Latin America	$422	$365	16%	29%
Asia Pacific	$233	$211	10%	17%
Total 1H Seed Net Sales	$5,993	$5,666	6%	8%

Seed net sales were approximately $3.5 billion in the second quarter of 2020, down from approximately $3.7 billion in the second quarter of 2019. The decrease was due to a 3% decline in volume and a 2% decline in currency, partially offset by a 1% increase in local price.

Lower volumes were driven by earlier deliveries in North America due to improved weather conditions and the recovery of planted area, which shifted corn volumes into the first quarter of 2020. The impact of this shift was partially offset by earlier summer corn deliveries in Latin America and market share gains in corn in Asia Pacific.

Unfavorable currency impacts were primarily driven by the Brazilian Real. The increase in local price was led by increases across EMEA and Asia Pacific, with price gains in U.S. soybean amidst competitive pressures.

Seed operating EBITDA was $956 million in the second quarter of 2020, down 8% from the second quarter of 2019. Seasonal volume declines, higher royalties, and higher selling costs more than offset favorable mix and ongoing cost synergies and productivity efforts, including reductions in R&D during the period.

($ in millions, except where noted)	2Q 2020	2Q 2019	% Change	% Organic Change[1]
North America	$2,903	$3,099	(6)%	(6)%
EMEA	$264	$274	(4)%	5%
Latin America	$206	$187	10%	27%
Asia Pacific	$165	$139	19%	27%
Total 2Q Seed Net Sales	$3,538	$3,699	(4)%	(2)%

5

News Release 2Q & 1H2020 Outlook The Company continues to monitor near-term operating Corteva is not able to reconcile its forward-looking non- conditions to ensure business continuity in light of GAAP financial measures to its most comparable U.S. continued market volatility. At the time of this reporting, GAAP financial measures, as it is unable to predict with management expects operating EBITDA1 to be in the reasonable certainty items outside of its control, such as range of $1.9 billion to $2 billion for the full year 2020, significant items, without unreasonable effort. This with anticipated net sales growth of 1-2% for the same outlook does not contemplate any operational period. The Company’s operating EPS1 range is disruptions, significant changes in customers’ demand or expected to be between $1.25 and $1.45 per share. ability to pay, or further acceleration of currency impacts resulting from the COVID-19 pandemic. Second Quarter Conference Call The Company will host a live webcast of its second conference call is posted on the Company’s Investor quarter earnings conference call with investors to discuss Events and Presentations page. A replay of the its results and outlook tomorrow, August 6, 2020, at 9:00 webcast will also be available on the Investor Events a.m. ET. The slide presentation that accompanies the and Presentations page. About Corteva Agriscience Corteva, Inc. (NYSE: CTVA) is a publicly traded, global pure-play agriculture company that provides farmers around the world with the most complete portfolio in the industry – including a balanced and diverse mix of seed, crop protection and digital solutions focused on maximizing productivity to enhance yield and profitability. With some of the most recognized brands in agriculture and an industry-leading product and technology pipeline well positioned to drive growth, the Company is committed to working with stakeholders throughout the food system as it fulfils its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. Corteva became an independent public company on June 1, 2019, and was previously the Agriculture Division of DowDuPont. More information can be found at www.corteva.com. Follow Corteva on Facebook, Instagram, LinkedIn, Twitter and YouTube. Cautionary Statement About Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “guidance”, "plans," "expects," "will," "anticipates," "believes," "intends," "projects," "estimates," “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva's strategy for growth, product development, regulatory approval, market position, anticipated benefits of recent acquisitions, timing of anticipated benefits from restructuring actions, outcome of contingencies, such as litigation and environmental matters, expenditures, and financial results, as well as expected benefits from, the separation of Corteva from DowDuPont, are forward- looking statements. Forward-looking statements are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements also involve risks and uncertainties, many of which are beyond Corteva's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on Corteva's business, results of operations and financial condition. Some of the important factors that could cause Corteva's actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to successfully develop and commercialize Corteva's pipeline; (ii) effect of competition and consolidation in Corteva's industry; (iii) failure to obtain or maintain the necessary regulatory approvals for some Corteva's products; (iv) failure to enforce Corteva's intellectual property rights or defend against intellectual property claims asserted by others; (v) effect of competition from manufacturers of generic products; (vi) impact of Corteva's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (vii) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (viii) effect of the degree of public understanding and acceptance or perceived public acceptance of Corteva's biotechnology and other agricultural products; (ix) effect of changes in agricultural and related policies of governments and international organizations; (x) effect of industrial espionage and other disruptions to Corteva's supply chain, information technology or network systems; (xi) competitor's establishment of an intermediary platform for distribution of Corteva's products; (xii) effect of volatility in Corteva's input costs; (xiii) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to Corteva; (xiv) failure of Corteva's customers to pay their debts to Corteva, including customer financing programs; (xv) failure to realize the anticipated benefits of the internal reorganizations taken by DowDuPont in connection with the spin-off of Corteva, including failure to benefit from significant cost synergies; (xvi) risks related to the indemnification obligations of legacy EID liabilities in connection with the separation of Corteva; (xvii) increases in pension and other post-employment benefit plan funding obligations; (xviii) effect of compliance with environmental laws and requirements and adverse judgments on litigation; (xix) risks related to Corteva's global operations; (xx) effect of climate change and unpredictable seasonal and weather factors; (xxi) effect of counterfeit products; (xxii) failure to effectively manage acquisitions, divestitures, alliances and other portfolio actions; (xxiii) risks related to non-cash charges from impairment of goodwill or intangibles assets; (xxiv) risks related to COVID-19; (xxv) risks related to oil and commodity markets; and (xxvi) other risks related to the Separation from DowDuPont. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva's management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements or other estimates is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. 6

News Release 2Q & 1H2020 Corteva Unaudited Pro Forma Financial Information In order to provide the most meaningful comparison of results of operations, supplemental unaudited pro forma financial information for the first half of 2019 has been included in this presentation. This presentation presents the pro forma results of Corteva, after giving effect to events that are (1) directly attributable to the merger of DuPont and Dow, debt retirement transactions related to paying off or retiring portions of Historical DuPont’s existing debt liabilities, and the separation and distribution to DowDuPont stockholders of all the outstanding shares of Corteva common stock; (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing impact on the consolidated results. Refer to Corteva’s Form 10 registration statement filed on May 6, 2019, which can be found on the investors section of the Corteva website, for further details on the above transactions. The pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X, and are presented for informational purposes only, and do not purport to represent what the results of operations would have been had the above actually occurred on the dates indicated, nor do they purport to project the results of operations for any future period or as of any future date. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, pro forma operating EBITDA, operating EBITDA margin, pro forma operating EBITDA margin, operating earnings per share, pro forma operating earnings per share, base tax rate, and pro forma base tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company's U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-6 of the Financial Statement Schedules. For first quarter and prior year, these non-GAAP measures are being reconciled to a pro forma GAAP financial measure prepared and presented in accordance with Article 11 of Regulation S-X. See Article 11 Pro Forma Combined Statements of Operations starting on page A-13 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to their most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the company’s control, such as Significant Items, without unreasonable effort. For Significant items reported in the periods presented, refer to page A-6 of the Financial Statement Schedules. Beginning January 1, 2020, the company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the noncash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto's Genuity® Roundup Ready 2 Yield® Roundup Ready 2 Xtend® herbicide tolerance traits. During the five-year ramp-up period of Enlist E3TM, Corteva is expected to significantly reduce the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform after the completion of the ramp-up. Organic sales is defined as price and volume and excludes currency and portfolio impacts. Operating EBITDA is defined as earnings (i.e., income from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits , net and foreign exchange gains (losses), excluding the impact of significant items (including goodwill impairment charges). Non-operating benefits, net consists of non-operating pension and other post-employment benefit (OPEB) credits, tax indemnification adjustments, environmental remediation and legal costs associated with legacy businesses and sites of Historical DuPont. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the company as pre-tax income or expense. Operating EBITDA margin is defined as Operating EBITDA as a percentage of net sales. Operating earnings per share are defined as "Earnings per common share from continuing operations - diluted" excluding the after-tax impact of significant items (including goodwill impairment charges), the after- tax impact of non-operating benefits, net, and the after-tax impact of amortization expense associated with intangible assets existing as of the Separation from DowDuPont. Although amortization of the Company's intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Base tax rate is defined as the effective tax rate excluding the impacts of foreign exchange gains (losses), non-operating benefits, net, amortization of intangibles as of the Separation from DowDuPont, and significant items (including goodwill impairment charges). The first half of 2019 is on a pro forma basis as discussed above in the paragraph ‘Corteva Unaudited Pro Forma Financial Information’. ® TM SM Trademarks and service marks of Dow AgroSciences, DuPont or Pioneer, and their affiliated companies or their respective owners. # # # 08/05/20 Media Contact: Investor Contact: Gregg Schmidt Megan Britt +1 302-485-3260 +1 302-485-3279 gregg.m.schmidt@corteva.com megan.britt@corteva.com 7